Exhibit 3.17

ARTICLES OF INCORPORATION

OF

RUTH’S CHRIS STEAK HOUSE FRANCHISE, INC.

The undersigned incorporator, availing herself of the provisions of the Louisiana Business Corporation Law does hereby organize a business corporation under the following Articles of Incorporation.

I

The name of the corporation shall be:

RUTH’S CHRIS STEAK HOUSE FRANCHISE, INC.

II

This corporation is formed for the purposes of engaging in any lawful activity for which corporations may be formed under the provision of the Business Corporations Law (Title 12, Chapter 1, Louisiana Revised Statutes as amended).

III

The authorized capital stock of the corporation shall consist of one thousand (1,000) shares of no-par value.

IV

The incorporator and her address is:

RUTH U. FERTEL

711 N. Broad Street

New Orleans, Louisiana 70119

V

Shareholders shall have pre-emptive rights.

VI

Any corporate action of shareholders, including by way of illustration and not limitation, adoption of amendments to these articles of incorporation, approval of merger and consolidation agreements, and authorization of voluntary disposition of all or substantially all of the corporations’s assets, may be taken on the affirmative vote of a majority of the voting power present.

VII

There shall be no less than one or more than seven directors of the corporation.

VIII

Cash, property or share dividends, shares issuable to shareholders in connection with a re-classification of stock, and the redemption price of redeemed shares, which are not claimed by the shareholders entitled thereto within one year after the dividend or redemption price became payable or the shares became issuable, despite reasonable efforts by the corporation to pay the dividend or redemption price or deliver the certificates for the shares to such shareholders within such time, at the expiration of such time, revert in full ownership to the corporation, and the corporation’s obligation to pay such dividend or redemption price or issue such shares, as the case may be, shall thereupon cease.

IX

Consents in writing to corporate actions may be adopted by those shareholders having that proportion of the total voting power which would be required to authorize or constitute such action at a meeting of the shareholders.

New Orleans, Louisiana on July 24, 1985.

/s/ Ruth U. Fertel
RUTH U. FERTEL, Incorporator

STATE OF LOUISIANA

PARISH OF ORLEANS

BEFORE ME, the undersigned authority, appeared RUTH U. FERTEL, to me known, who declared under oath that she executed the foregoing Articles of Incorporation for the purposes therein set forth as her own free act and deed.

WITNESSES:

/s/ James H. Queyrouze	/s/ Ruth U. Fertel
JAMES H. QUEYROUZE	RUTH U. FERTEL

/s/ Ralph J. Giardina
RALPH J. GIARDINA

/s/ Philip Schoen Brooks
NOTARY PUBLIC PHILIP SCHOEN BROOKS

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